Exhibit 5.1

3005 Highland Parkway Downers Grove, IL 60515

August 20, 2012

Dover Corporation
3005 Highland Parkway
Downers Grove, Illinois 60515

Ladies and Gentlemen:

I am rendering my opinion with respect to the legality of the 17,000,000 shares of Common Stock, par value $1.00 per share (the “Shares”), of Dover Corporation, a Delaware corporation (the “Company”), issuable pursuant to the Company's 2012 Equity and Cash Incentive Plan (the “Plan”), which Shares are being registered under the Securities Act of 1933, as amended, on the Company's Registration Statement on Form S-8 (the “Registration Statement”) to which this opinion is an exhibit.
As Senior Vice President, General Counsel and Secretary to the Company, I am familiar with the corporate proceedings of the Company relating to the authorization for issuance of the Shares, and have examined such instruments, documents, records and certificates, and have made such other inquiries and investigations of fact, as I have deemed necessary for purposes of the opinions herein expressed.
Based on the foregoing, and having regard for such other legal and factual considerations as I deem relevant, I am of the opinion that the Shares, when issued, sold and delivered pursuant to and in accordance with the terms of the Plan, will be duly authorized, legally and validly issued, fully paid and nonassessable.
I am admitted to practice in the States of New York and Illinois. I express no opinion as to any matters governed by any laws other than the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.
I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement filed by the Company. In giving this consent, I do not hereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Joseph W. Schmidt

Joseph W. Schmidt
Senior Vice President, General Counsel & Secretary